Exhibit 99.1

Press Release

COWEN GROUP ANNOUNCES EXECUTIVE APPOINTMENT

Jeffrey M. Solomon Named President of Cowen Group

Remains Chief Executive Officer of Cowen and Company

New York — September 23, 2014 - Cowen Group, Inc. (“Cowen”) (NASDAQ: COWN) today announced that Jeffrey M. Solomon has been appointed President of Cowen Group.  Mr. Solomon will retain the title of Chief Executive Officer of Cowen and Company, continuing to oversee all of Cowen and Company’s businesses, including investment banking, sales and trading and research.

“Jeff has played an integral role in the building of Ramius since its founding in 1994 and the integration and rebuilding of Cowen and Company since he became CEO of that business in 2011,” said Peter A. Cohen, Chief Executive Officer of Cowen Group.  “Our businesses have made substantial progress and we are well positioned to accelerate our growth in areas where we can truly excel.  Jeff’s new role is in recognition of the role he has played in reshaping Cowen Group and is an important step in putting together the appropriate management structure to drive that growth profitably.”

Since October 2011, Mr. Solomon has been Chief Executive Officer of Cowen and Company and a director of Cowen Group since December 2011.  Previously, he held the titles of Chief Operating Officer of Cowen Group and Head of Investment Banking at Cowen and Company.  Prior to the 2009 Cowen - Ramius business combination, Mr. Solomon was a Managing Member of Ramius, having joined the firm when it was founded in 1994.  During his 15 year tenure at Ramius, Mr. Solomon was responsible for the development, management and oversight of a number of the investment strategies employed by Ramius.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.

Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.  Founded in 1918, the firm is headquartered in New York and has offices located worldwide.

Contacts

Media:

Dan Gagnier/Carissa Felger

Sard Verbinnen & Co

212-687-8080